SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of  Report (Date  of earliest  event reported):  December 4,
          1995



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




                   Maine             1-5139          01-0042740
          (State of Incorporation)   (Commission     (IRS Employer
                                     File Number)    Identification Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



        Registrant's telephone number, including area code:  (207) 623-3521





          Item 1 through Item 4.  Not applicable.

          Item 5.  Other Events.

               Maine  Yankee  Atomic  Power  Company  Plant  Outage.    The
          Company, through its equity investment totaling approximately $26.8 million at September 30, 1995, owns a 38-percent stock interest in Maine Yankee Atomic Power Company ("Maine Yankee"), which owns and operates an 860-megawatt nuclear generating plant in Wiscasset, Maine (the "Maine Yankee Plant" or the "Plant"), and is entitled under a cost-based power contract to an approximately equal percentage of the Plant's output. The Maine Yankee Plant, like other pressurized water reactors, experienced degradation of its steam generator tubes, principally in the form of circumferential cracking, which, until early 1995, was believed to be limited to a relatively small number of tubes. During the refueling-and-maintenance shutdown that commenced in early February 1995, Maine Yankee detected through new inspection methods increased degradation of the Plant's steam generator tubes to the extent that approximately 60 percent of the Plant's 17,000 steam generator tubes appeared to have defects to some degree. Because of the large number of affected tubes, the remedy of plugging the degraded tubes to take them out of service was no longer a viable option.

               Following a detailed analysis of the safety, technical and financial considerations associated with the degraded steam generator tubes, Maine Yankee elected to repair the tubes by inserting and welding short reinforcing sleeves of an improved material in substantially all of the Plant's steam generator tubes. Similar repairs have been completed at other nuclear plants in the United States and abroad, but not on the scale of the Maine Yankee project. With Westinghouse Electric Corporation as the general contractor, the sleeving project started in early June of 1995, after approval of the Westinghouse sleeving process by the Nuclear Regulatory Commission ("NRC"), and was essentially complete in early December. The project caused Maine Yankee to incur additional costs during 1995, with the Company being responsible for its pro-rata share. The Company has also been incurring substantial incremental costs for replacement power.

               With   the   termination   of  the   reconcilable  fuel-and-
          purchased-power   adjustment   under   the    Company's   indexed
          Alternative Rate Plan ("ARP"),  which became effective January 1,
          1995, the Company's costs of replacement power during the Maine Yankee outage have in general been treated like other Company expenses, i.e., recoverable only to the extent permitted by the
          ARP's price-index mechanism, and are not being deferred and collected through a specific fuel-rate adjustment, as under pre-
          1995  ratemaking.   Under  the ARP  no additional  price increase
          other than the 2.43  percent increase that was effective  July 1,
          1995, associated with the  price index could take effect  in 1995
          as  a result  of  the  Maine Yankee  outage.    Although the  ARP
          contains provisions  that could result in  rate adjustments based





          on low earnings or the incurring of extraordinary costs by the Company, neither provision affected the Company's prices in 1995.

               Maine Yankee is recording the costs of the sleeving project as maintenance expense. In mid-1995 the Company estimated its share of such costs to be $15.0 million and recorded a one-time charge for that amount to Purchased Power--Capacity expense in the second quarter of 1995. Maine Yankee has billed the Company $9.6 million as of November 30, 1995, for costs incurred. Both the Company and Maine Yankee implemented significant cost-reduction measures to partially offset the additional costs. The Company's incremental replacement-power costs totaled approximately $25 million for the eleven months ended November 30, 1995.

               On  December  4,   1995,  when  the  sleeving  project   was
          substantially complete, Maine Yankee obtained a copy of a letter from an organization with a history of opposing nuclear power development to a State of Maine nuclear safety official based on documentation from an anonymous employee or former employee of Yankee Atomic Electric Company ("Yankee"), an affiliate of both the Company and Maine Yankee that has regularly performed nuclear engineering and related services for Maine Yankee and other nuclear plant operators. The letter contained allegations that Yankee knowingly performed inadequate analyses to support two license amendments to increase the rated thermal power at which the Maine Yankee Plant could operate. It was further alleged in the letter that Maine Yankee deliberately misrepresented the analyses to the NRC in seeking the license amendments. The allegedly inadequate analyses related to the operation of the Plant's emergency core cooling system ("ECCS") and the calculation of the Plant containment's peak postulated accident pressure, both under certain assumed accident conditions. The analyses were used in support of license amendments that authorized Plant power uprates from 2440 megawatts thermal, a level equal to approximately 90 percent of the maximum electrical capability of the Plant, to its current 100-percent rated level.

               In response to technical issues raised by the allegations, the NRC initiated a special technical review of the safety analyses performed by Yankee relating to Maine Yankee's license amendment applications for the power uprates. At the same time, Maine Yankee and Yankee initiated intensive internal investigations of the allegations and provided responsive information and documentation to the NRC.

               On December 18, 1995, a public meeting was held at the NRC to discuss the findings resulting from the NRC's technical review. At the meeting the NRC informed Maine Yankee that it had concerns regarding the adequacy of a proprietary computer code used in ECCS safety analyses supporting Maine Yankee's last two applications for license amendments that authorized power uprates to levels above 90 percent of its current maximum capacity. At the meeting the NRC also indicated that operation of the Plant at





          a level up to 90 percent could be acceptable if operation was based on methods previously found acceptable by the NRC staff and not on the computer code that is currently under review by the NRC, and further informed Maine Yankee of the terms and conditions under which Maine Yankee could resume power operation of the Plant. Subsequently, the NRC informed Maine Yankee that the allegations would be the subject of investigations by the NRC's Office of Investigations and the Office of the Inspector General.

               On January 3, 1996, the NRC issued a "Confirmatory Order Suspending Authority For And Limiting Power Operation And
          Containment Pressure (Effective Immediately) And Demand For Information" (the "Order") confirming the conclusions of the NRC from the public meeting and follow-up communications with Maine Yankee. The Order limited the power output of the Maine Yankee Plant to approximately 90 percent of its rated maximum until the NRC shall have reviewed and approved Plant-specific analyses meeting the NRC's criteria for operation of the ECCS under certain postulated accident conditions, in lieu of the analyses based on the questioned computer code. The Order further required that prior to operating the Plant at any level Maine Yankee should submit under oath specified information relating to operating the Plant at up to the 90-percent level and descriptions of measures taken to assure compliance with the limitations on operating level and containment pressure.

               With respect to subsequently returning the Plant to its 100-percent operating level, the Order required Maine Yankee to submit a Plant-specific analysis meeting the NRC's requirements for ECCS operation under specified conditions at Plant power levels up to 100 percent of its maximum rated capability. The Order also required an integrated containment analysis demonstrating that the maximum calculated containment pressure under certain postulated accident conditions does not exceed the design pressure of the Plant's containment. In addition, the Order required Maine Yankee to submit a schedule for providing the requested analyses and related information to the NRC. The Order is subject to the limited rights of any person "adversely affected" by the Order to request a hearing or to seek a stay of the effectiveness of the Order.

               On  January 10,  1996,  Maine  Yankee  filed  with  the  NRC information specified in the Order that it believes supports operation of the Plant at up to 90 percent of the Plant's
          capability.   In its submittal Maine Yankee also notified the NRC
          that it expected to  proceed  with initial operation of the Plant on  January 11, 1996, and  the Plant commenced  operation on that
          day.   Under ordinary circumstances, raising  the operating level of the Plant incrementally to the 90-percent level could be accomplished in as short a period as approximately a week, but Maine Yankee believes that after the eleven-month shutdown the Plant has experienced the process could take longer. The Company estimates that its incremental replacement power costs at the 90-





          percent level of operation would range, depending on overall energy requirements and market conditions, from approximately $300,000 to $500,000 per month as a result of the reduced energy output of the Plant.

               The Company cannot predict  when the Plant will attain a 90-
          or 100-percent operating level, the results of the internal and external investigations of the allegations brought to Maine Yankee's attention on December 4, 1995, or whether any party will seek an NRC hearing or any appeal with respect to the Order. Maine Yankee has stated, however, that it intends to pursue its internal investigation diligently and cooperate with the governmental investigations, and that it believes that after it develops the information requested by the NRC for operation of the Plant at full capacity it will be able to operate the Plant at that level while meeting all applicable NRC safety requirements.

          Item 6 through Item 8.  Not applicable.



                                      SIGNATURE



               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     CENTRAL MAINE POWER COMPANY


                                     By:
                                         D. E. Marsh
                                         Vice President, Corporate
                                         Services, Treasurer and Chief
                                         Financial Officer

          Dated:  January 12, 1996